Exhibit 99.1

For Immediate Release	Contact:	John E. Vollmer III SVP and Chief Financial Officer Patterson-UTI Energy, Inc. (214) 360-7800

Patterson-UTI Announces Completion of Audit Committee Investigation into Prior Embezzlement,
Filing of Restated 2004 Annual Report on Form 10K/A and Extension of Time for Filing 2005 Annual
Report on Form 10K; Extension Filing Gives Indication of 2005 Earnings

SNYDER, Texas – March 17, 2006 – PATTERSON-UTI ENERGY, INC. (NASDAQ: PTEN) announced today that its Audit Committee has completed its investigation into the previously announced embezzlement by its former Chief Financial Officer, Jonathan D. Nelson. The investigation confirmed the amounts embezzled by Nelson and concluded that no other employee of the Company knowingly participated in the embezzlement. The results of the investigation are described in an amended Annual Report on Form 10-K/A for the fiscal year December 31, 2004, which was filed with the Securities and Exchange Commission today. The amended Form 10-K/A also includes the previously announced restatement of the Company’s financial statements for the fiscal years 2002, 2003 and 2004 and a restatement of Management’s Report on Internal Controls Over Financial Reporting included in Item 9A thereof.

The Company also announced that it has filed for an automatic 15 day extension of the deadline for filing its Annual Report on Form 10-K for fiscal 2005 to March 31, 2006. In its filing the Company stated it expects to file the 2005 Annual Report on Form 10-K no later than March 31, 2006.

In the extension filing, the Company also stated that results of operations for fiscal 2005 will be significantly better than results of operations for fiscal 2004 reported in the 2004 Form 10K/A just filed. The Company stated that it believes diluted earnings per share will be approximately $2.15 for fiscal 2005 as compared with diluted earnings per share of $0.56 for fiscal 2004.

As disclosed in the 2004 Annual Report on Form 10K/A, management concluded that due to the existence of material weaknesses as described therein, the Company did not maintain effective internal control over financial reporting as of December 31, 2004. Due to the continued existence of certain of the material weaknesses identified in the 2004 Annual Report, the Company expects to again conclude that it did not maintain effective internal control over financial reporting as of December 31, 2005.

About Patterson-UTI

Patterson-UTI Energy, Inc. provides onshore contract drilling services to exploration and production companies in North America. The Company owns 403 land-based drilling rigs that operate primarily in the oil and natural gas producing regions of Texas, New Mexico, Oklahoma, Louisiana, Mississippi, Colorado, Utah, Wyoming, Montana, North Dakota, South Dakota and western Canada. Patterson-UTI Energy, Inc. is also engaged in the businesses of pressure pumping services and drilling and completion fluid services. Additionally, the Company has an exploration and production business.

Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements. It is important to note that actual results could differ materially from those discussed in such forward-looking statements.